Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
Second Quarter 2025 Financial Results

•	More than 45 patients enrolled in Emi-Le Phase 1 dose expansion cohorts in post-topoisomerase-1 inhibitor ADC (post-topo-1) triple-negative breast cancer (TNBC)

•	Plan to report initial clinical data from Emi-Le expansion cohorts in second half of 2025

•	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., August 13, 2025 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on the development of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the second quarter ended June 30, 2025.

“During the second quarter, we were excited to have Emi-Le clinical data presented in oral sessions at both ASCO 2025 and ESMO Breast Cancer 2025. These presentations highlighted Emi-Le’s encouraging clinical activity in patients with TNBC post-topo-1 treatment and those with adenoid cystic carcinoma type 1 (ACC-1),” said Martin Huber, M.D., President and Chief Executive Officer of Mersana Therapeutics. “Our team has continued to make important progress in recent months, as evidenced by the strong pace of enrollment in the two ongoing dose expansion cohorts in our Phase 1 clinical trial of Emi-Le. We look forward to reporting initial clinical data from these expansion cohorts later this year.”

Emiltatug Ledadotin (Emi-Le; XMT-1660)

Mersana has continued to advance the development of Emi-Le, the company’s B7-H4-directed Dolasynthen ADC.

Medical Congress Presentations: During the second quarter of 2025, clinical data as of a March 8, 2025 data cut-off from dose escalation and backfill cohorts in the Phase 1 clinical trial of Emi-Le were included in oral presentations at the American Society of Clinical Oncology 2025 Annual Meeting (ASCO 2025) in Chicago, IL and the European Society for Medical Oncology Breast Cancer 2025 Annual Congress (ESMO Breast Cancer 2025) in Munich, Germany. The ASCO 2025 presentation included data for patients across all enrolled tumor types, and the ESMO Breast Cancer 2025 presentation focused primarily on patients with post-topo-1 TNBC. These presentations can be accessed by visiting the Publications section of the Mersana website at www.mersana.com.

Expansion Update: Mersana continues to enroll patients with TNBC who have received one to four prior lines of therapy, including at least one topo-1 ADC. This stage of the trial is enrolling patients in two cohorts:

•	A “Dose A” cohort, in which patients are receiving 67.4 mg/m2 of Emi-Le every four weeks (Q4W), and
•	A “Dose B” cohort, in which patients are receiving 80 mg/m2 Q4W following a loading dose of 44.5 mg/m2 on days 1 and 8 of the first four-week cycle.

Collectively, more than 45 patients with TNBC have been enrolled across the two cohorts. Mersana plans to report initial clinical data from the expansion portion of its Phase 1 clinical trial in the second half of 2025.

XMT-2056

The dose escalation portion of Mersana’s Phase 1 clinical trial of XMT-2056, the company’s lead Immunosynthen ADC candidate targeting a novel HER2 epitope, is ongoing. Additionally, in July 2025, Mersana achieved a $15 million development milestone under its agreement with GSK plc, which has an exclusive global license option to co-develop and commercialize XMT-2056. Payment of the milestone is due in the third quarter of 2025. Mersana expects to present initial clinical pharmacodynamic STING activation data for XMT-2056 in the second half of 2025.

Collaborations

Mersana continues to support its collaborations with both Johnson & Johnson (Dolasynthen research collaboration) and Merck KGaA, Darmstadt, Germany (Immunosynthen research collaboration).

Reverse Stock Split

A 1-for-25 reverse stock split of the issued and outstanding shares of Mersana’s common stock (the Reverse Stock Split) became effective at 5:00 p.m. ET on July 25, 2025, and the company’s common stock began trading on a split-adjusted basis on July 28, 2025. The Reverse Stock Split reduced the number of outstanding shares of the company’s common stock from approximately 124.8 million shares to approximately 5.0 million shares. The shares outstanding and per share amounts below have been adjusted to reflect the Reverse Stock Split.

On August 11, 2025, the company received formal notification from The Nasdaq Stock Market, LLC (Nasdaq) confirming that the company has regained compliance with Nasdaq’s minimum bid price requirement. The regaining of compliance is a result of the closing bid price per share of the company’s common stock being at least $1.00 for a minimum of 10 consecutive business days prior to the August 25, 2025 compliance deadline, as described in the initial notice from Nasdaq to the company dated February 25, 2025.

Second Quarter 2025 Financial Results and Recent Updates

•	Net cash used in operating activities for the second quarter of 2025 was $22.6 million, which included $2.4 million in severance-related payments.

•	Cash and cash equivalents as of June 30, 2025 were $77.0 million.

•	In July 2025, Mersana made a payment of approximately $17.9 million to satisfy in full its indebtedness and obligations under the company’s previous loan and security agreement. The company continues to expect that its capital resources will be sufficient to support its current operating plan commitments into mid-2026.

•	Collaboration revenue for the second quarter of 2025 was $3.1 million, compared to $2.3 million for the same period in 2024. The year-over-year change was primarily related to increased revenue recognized under the company’s collaboration and license agreements with Johnson & Johnson and Merck KGaA, Darmstadt, Germany, partially offset by reduced revenue recognized under its agreement with GSK.

•	Research and development (R&D) expense for the second quarter of 2025 was $16.2 million, compared to $17.2 million for the same period in 2024. Included in the second quarter of 2025 R&D expense was $0.9 million in non-cash stock-based compensation expense. The year-over-year change in R&D expense was primarily related to lower headcount and related employee compensation costs, partially offset by an increase in costs related to Emi-Le and XMT- 2056 clinical development activities and manufacturing activities associated with the company’s collaborations.

•	General and administrative (G&A) expense for the second quarter of 2025 was $7.4 million, compared to $10.5 million during the same period in 2024. Included in the second quarter of 2025 G&A expense was $1.1 million in non-cash stock-based compensation expenses. The year-over-year change in G&A expense was primarily related to lower headcount and related employee compensation costs and a reduction in consulting and professional services fees.

•	Mersana incurred $3.9 million in restructuring expenses for the second quarter of 2025 related primarily to severance and benefit payments, outplacement services and related expenses.

•	Net loss for the second quarter of 2025 was $24.3 million, or $4.87 per share, compared to a net loss of $24.3 million, or $4.96 per share, for the same period in 2024.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the second quarter of 2025. To access the call, please dial 833-255-2826 (domestic) or 412-317-0689 (international). A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel antibody-drug conjugates (ADCs) and driven by the knowledge that patients are waiting for new treatment options. The company has developed proprietary cytotoxic (Dolasynthen) and immunostimulatory (Immunosynthen) ADC platforms that have generated a pipeline of wholly-owned and partnered product candidates with the potential to treat a range of cancers. Its pipeline includes Emi-Le (emiltatug ledadotin; XMT-1660), a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning Mersana’s strategic priorities; its plans regarding the clinical development of Emi-Le and XMT-2056, including with respect to the progress and design of the clinical trials of these product candidates; the potential clinical benefits of and opportunity for Emi-Le; Mersana’s planned data presentations, including with respect to data from the expansion portion of its Phase 1 clinical trial of Emi-Le and to clinical pharmacodynamic STING activation data related to XMT-2056; Mersana’s collaborations with third parties; the development and potential of Mersana’s product candidates, platforms, technology and pipeline of ADC candidates; and Mersana’s expected cash runway. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the advancement, progression and completion of clinical trials and in the clinical development of Mersana’s product candidates, including Emi-Le and XMT-2056; the risk that Mersana may face delays in patient enrollment in its Phase 1 clinical trials of Emi-Le and XMT-2056; the risk that outcomes of preclinical studies may not be predictive of clinical trial results; the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials; the risk that clinical trial data may not support regulatory applications or approvals; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; the risk that Mersana's projections regarding its expected cash runway are inaccurate or that the conduct of its business requires more cash than anticipated; the occurrence of impediments to Mersana’s ability to execute its previously announced strategic restructuring and reprioritization plan as and on the timeline originally contemplated; the risk that restructuring costs and charges may be greater than anticipated; the risk that Mersana’s restructuring and reprioritization efforts may adversely affect its ability to retain skilled and motivated personnel and may be distracting to employees and management; the risk that Mersana’s restructuring efforts may negatively impact its business operations and reputation; the risk that Mersana’s restructuring efforts may not generate their intended benefits to the extent or as quickly as anticipated; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 15, 2025, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$76,972	$134,620
Total assets	84,573	144,663
Total liabilities	137,719	154,172
Total stockholders' deficit	(53,146)	(9,509)

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Collaboration revenue	$3,056	$2,293	$5,810	$11,538

Operating expenses:
Research and development	16,218	17,245	34,559	35,931
General and administrative	7,415	10,503	16,340	22,063
Restructuring expenses	3,940	-	3,940	-
Total operating expenses	27,573	27,748	54,839	57,994
Total other income, net	221	1,187	610	2,882
Net loss	$(24,296)	$(24,268)	$(48,419)	$(43,574)
Net loss per share — basic and diluted	$(4.87)	$(4.96)	$(9.72)	$(8.93)
Weighted-average number of common shares — basic and diluted	4,986,784	4,897,643	4,982,718	4,877,347

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Contact:

mersana@argotpartners.com